Exhibit 99.1

  FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:Geoff Banta, EVP & CFO
AMERISAFE, Inc.
337-463-9052

Ken Dennard, Managing Partner
Karen Roan, Sr.VP
DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2005 FOURTH
QUARTER AND YEAR END RESULTS
     DeRidder, LA — February 28, 2006 — AMERISAFE, Inc. (Nasdaq: AMSF) today announced results for the fourth quarter and year ended December 31, 2005.
     Gross written premiums in the fourth quarter were $59.7 million, an increase of 17.7% over gross written premiums of $50.7 million in the 2004 fourth quarter. Fourth quarter revenues were $73.2 million, a 9.3% increase over revenues of $67.0 million in the prior year period. Investment income increased to $4.9 million in the fourth quarter, compared to $3.6 million in the same period last year. Net income in the fourth quarter was $5.4 million compared to net income of $3.8 million in the 2004 fourth quarter, an increase of 41.8%.
     In 2005, gross written premiums were $290.9 million compared to $265.0 million in 2004, an increase of $25.9 million or 9.8%. For the full year, revenues were $276.3 million, a $27.3 million or 11.0% increase over 2004 revenues. Net investment income for 2005 was $16.9 million, a 38.2% increase over net investment income of $12.2 million in 2004. Net income of $5.9 million was reported for 2005 compared to net income of $10.6 million in the prior year. In the first half of 2005, AMERISAFE recorded pre-tax loss and loss adjustment expenses (LAE) of $8.7 million for claims occurring in prior years, and $13.2 million relating to the commutation of reinsurance contracts with Converium Reinsurance (North America). In 2004, AMERISAFE recorded pre-tax loss and LAE of $13.4 million for claims occurring in prior years.

     In anticipation of its initial public offering, AMERISAFE effected a 72-for-one reverse stock split effective as of October 27, 2005, reducing the number of then-outstanding shares of common stock to 299,774 shares. On November 23, 2005, AMERISAFE completed its initial public offering, issuing 8.0 million shares of its common stock at $9.00 per share. Upon completion of the IPO, holders of AMERISAFE’s Series A preferred stock exchanged the outstanding shares of this series of preferred stock for 9.1 million shares of common stock. As a result of the exchange of Series A preferred stock for shares of our common stock, under the terms of our articles of incorporation, holders of our outstanding convertible preferred stock are no longer entitled to receive dividends. At December 31, 2005, there were 17.4 million shares of common stock outstanding.
     In the fourth quarter of 2005, diluted earnings per share allocable to common shareholders were $0.39, compared to $3.83 in the same period of 2004. Weighted average diluted shares outstanding for the fourth quarter of 2005 were 7,699,752 shares compared to 299,774 shares in the fourth quarter of 2004. For the full year, diluted earnings per share allocable to common shareholders were $(1.25), compared to $2.14 in 2004. Weighted average diluted shares outstanding for 2005 were 2,129,492 shares compared to 255,280 shares in 2004. Diluted EPS allocable to common shareholders include the effects of preferred stock dividends of $1.5 million and $2.3 million in the fourth quarter ended December 31, 2005 and 2004 and $8.6 million and $9.8 million for the years ended December 31, 2005 and 2004. As noted above, AMERISAFE’s obligation to pay preferred stock dividends terminated upon completion of the initial public offering. The issuance of 17.1 million shares of common stock in November 2005 (and the resulting calculation of weighted average shares outstanding) and the elimination of the obligation to pay preferred stock dividends will impact period-to-period comparisons of our reported earnings per share in the next four quarters.
Outlook
     Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, said: “During 2005 we took significant steps to support our future growth by reducing our reinsurance recoverables, strengthening our loss reserves, improving our balance sheet and completing our initial public offering. At the same time, we continued to increase revenues and cash flow in 2005. Based on these accomplishments, A.M. Best affirmed our financial strength rating of A- (Excellent) in the fourth quarter.”

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     Presently, the Company expects gross premiums written in 2006 of between $317 million and $325 million, a combined ratio of less than 96%, and a return on average equity of approximately 15%. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.
Conference Call Information
     AMERISAFE has scheduled a conference call for Tuesday, February 28, 2006, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2141 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 14, 2006. To access the replay, dial 303-590-3000 and use the pass code 11051103.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.
About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 27 states and the District of Columbia.
     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s prospectus, dated November 17, 2005. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$59,709	$50,714	$290,891	$264,962
Ceded premiums written	(6,611)	(5,851)	(21,541)	(21,541)

Net premiums written	$53,098	$44,863	$269,350	$243,011

Net premiums earned	$67,198	$62,316	$256,568	$234,733
Net investment income	4,897	3,558	16,882	12,217
Net realized gains on investments	935	878	2,272	1,421
Fee and other income	135	198	561	589

Total revenues	73,165	66,950	276,283	248,960

Expenses:
Loss and loss adjustment expenses incurred	48,431	45,882	204,056	174,186
Underwriting and other operating costs	16,969	15,129	63,384	58,181
Interest expense	782	585	2,844	1,799
Policyholder dividends	(447)	178	4	1,108

Total expenses	65,735	61,774	270,288	235,274

Income before taxes	7,430	5,176	5,995	13,686
Income tax expense	2,025	1,365	65	3,129

Net income	5,405	3,811	5,930	10,557

Preferred dividends	(1,451)	(2,300)	(8,593)	(9,781)

Net income (loss) available to common shareholders	$3,954	$1,511	$(2,663)	$776

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income (cont.)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Basic EPS:
Net income (loss) available to common shareholders	$3,954	$1,511	$(2,663)	$776

Portion allocable to common shareholders	75.7%	75.9%	100.0%	70.2%

Net income (loss) allocable to common shareholders	$2,992	$1,147	$(2,663)	$545

Basic weighted average common shares	7,558,980	299,774	2,129,492	225,367
Basic earnings (loss) per share	$0.40	$3.83	$(1.25)	$2.42

Diluted EPS:
Net income (loss) allocable to common shareholders	$2,992	$1,147	$(2,663)	$545

Diluted weighted average common shares:
Weighted average common shares	7,558,980	299,774	2,129,492	225,367
Stock options	140,772	—	—	—
Warrants	—	—	—	29,913

Diluted weighted average common shares	7,699,752	299,774	2,129,492	255,280

Diluted earnings (loss) per common share	$0.39	$3.83	$(1.25)	$2.14

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,
	2005	2004
	(unaudited)
Assets
Investments	$533,618	$364,868
Cash and cash equivalents	49,286	25,421
Amounts recoverable from reinsurers	122,562	198,977
Premiums receivable, net	123,934	114,141
Deferred income taxes	22,413	15,624
Deferred policy acquisition costs	16,973	12,044
Deferred charges	3,182	3,054
Other assets	20,352	20,058

	$892,320	$754,187

Liabilities, redeemable preferred stock and shareholders’ equity (deficit)
Liabilities:
Reserves for loss and loss adjustment expenses	$484,485	$432,880
Unearned premiums	124,524	111,741
Insurance-related assessments	35,135	29,876
Subordinated debt securities	36,090	36,090
Other liabilities	64,740	54,546

Redeemable preferred stock	50,000	131,916

Total shareholders’ equity (deficit)	97,346	(42,862)

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$892,320	$754,187

AMERISAFE, INC. AND SUBSIDIARIES
Selected Insurance Ratios

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Current accident year loss ratio (1)	72.1%	75.6%	71.0%	68.5%
Prior accident year loss ratio (2)	0.0%	(2.0)%	8.5%	5.7%

Net loss ratio	72.1%	73.6%	79.5%	74.2%

Net underwriting expense ratio (3)	25.3%	24.3%	24.7%	24.8%
Net dividend ratio (4)	(0.7)%	0.3%	0.0%	0.5%
Net combined ratio (5)	96.7%	98.2%	104.2%	99.5%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs, commissions and salaries and benefits by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.